Exhibit 99.2

FINAL TRANSCRIPT

Yardville National Bancorp - Q1 2006 Earnings Conference Call

Event Date/Time: April 21, 2006 / 2:00PM ET

C O R P O R A T E P A R T I C I P A N T S

Patrick Ryan

Yardville National Bancorp - CEO

Stephen Carman

Yardville National Bancorp - CFO

Kevin Tylus

Yardville National Bancorp - President, COO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Joseph Fenech

Sandler O'Neill Asset Management - Analyst

Adam Barkstrom

Stifel Nicolaus - Analyst

David Homler

Oppenheimer & Co. - Analyst

Laura Kelly

Menton Capital - Analyst

P R E S E N T A T I O N

Operator

Greetings, ladies and gentlemen. And welcome to the Yardville National Bank first quarter earnings conference call. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Patrick M. Ryan, Chief Executive Officer of Yardville National Bank.

Patrick Ryan - Yardville National Bancorp - CEO

Good afternoon. And welcome everyone to Yardville National Bancorp's earnings conference call. Today we will discuss YNB's operating results for the first quarter of 2006. With me today is Steve Carman, our Chief Financial Officer, and Kevin Tylus, our President and Chief Operating Officer.

Today's teleconference is also being webcast live on our website, www.YNB.com. A replay of today's teleconference will be available later on our website. There will be brief prepared remarks regarding our financial performance for the first quarter, and then we will open the call up for your questions regarding first quarter results.

Before we begin, however, Steve will read our Safe Harbor statement.

Stephen Carman - Yardville National Bancorp - CFO

The following discussion may contain forward-looking statements concerning the financial condition, results of operations, and business of Yardville National Bancorp. We caution that such statements are subject to a number of uncertainties, and actual results could differ materially, and therefore you should not place undue reliance on any forward-looking statement we make. We may not update any forward-looking statements we make today for future events or developments.

Information about risks and uncertainties are described in our SEC filings, which are available on our website or from our Investor Relations department.

Patrick Ryan - Yardville National Bancorp - CEO

As we reported in our earnings released earlier today, YNB had net income of 5.2 million, and diluted earnings per share of $0.46 for the first quarter of 2006. This compares with net income of 5.6 million and diluted earnings per share of $0.51 for the same period in 2005. These results included the effects of ongoing implementation of key strategies to further build out the Company's footprint, and to develop additional revenue sources for continuing growth.

Total loans increased 8.8%, and net interest income increased 6.8% compared to the same period last year. Total deposits increased 130.8 million, or 7.1%, to 1.97 billion at March 31, 2006, compared to 1.84 billion at March 31, 2005, indicating continued progress in the Company's retail network expansion. These first quarter bottom line results were in line with our expectations.

Our commercial loan pipeline remains healthy, despite the current competitive marketplace for commercial loans and deposits. We believe that we can increase net income by continuing to add profitable commercial loan relationships, opening new branches, and attracting core deposits.

As Kevin will discuss with you in a few moments, we remain focused on the continued execution of our retail strategy. Our focus on what we believe will enhance franchise and shareholder value has not changed, and is being executed through the strategic plan. To achieve our goals we must continue to take advantage of our strength as a commercial business lender, continue to add deposits to the success of our retail strategy, and round out the Company by capitalizing on additional sources of revenue.

Let me now focus on commercial loan growth and the lending landscape. As we have previously reported over the last several quarters, there has been significant competition for new commercial loan relationships. We are seeing aggressive pricing and terms offered by our bank and non-bank competitors. However, as we have told you before, we're not willing to compromise underwriting standards just for the sake of growth in one quarter.

We did expect gradual slowing of commercial loan growth and had provided for that expectation in our models. Based on what we see in our loan pipeline, we expect increased growth in commercial loans during the rest of the year. We also believe that the inroads we're making into the large Middlesex County market will yield positive results as we move through the year. We have attracted top lending and business development talent to lead our efforts in Middlesex County, and they are executing in that area right now. Middlesex County is one example of the opportunities available to us to further develop the franchise.

We also continue to refine and add new products and services to our offerings. Further, we are focusing our energies to build upon past successes in attracting smaller business clients. We have formed a group specifically focused on this customer segment, and their efforts are expected to grow our loan and account relationships with our small-business customer. This is one way we are, as I said before, rounding out the sources of revenue that will contribute to further growth.

We have taken a number of actions internally to build upon strong policies, procedures and controls to ensure we're taking all the steps we can to limit asset quality problems which, although limited to just a few relationships, have had a negative impact on our results. Last quarter we discussed a situation that we had aggressively addressed, charging off more than half of an $8.7 million commercial relationship with a contractor. There were, however, lingering effects of that relationship which contributed to a higher provision for loan losses, totaling 2.4 million for the first quarter of 2006. This compared to 1.5 million for the same period in 2005.

On a linked quarter basis, non-performing assets declined 2.4 million in the first quarter of 2006 compared to the fourth quarter of 2005. Non-performing assets totaled 16.2 million at March 31, and this compared to 9 million at March 31, 2005. At March 31, 2006, Yardville Bank's allowance for loan losses was 1.13% of total loans, covering 138.1% of total nonperforming loans.

I will now ask Kevin Tylus to provide an update on our progress with our primary regulator, the OCC, as well as current and future branching plans in a number of attractive communities.

Kevin Tylus - Yardville National Bancorp - President, COO

Before I discuss the status of the retail strategy, let me give you a brief summary of where we stand with the OCC. Now our interaction with our primary regulator, the OCC, is extremely constructive. We have worked closely with them and are well along the road to satisfying the requirements of the agreement. The requirements are to ensure YNB has the capital, internal controls, people, and systems in place since we are a larger banking institution now. At the conclusion of the most recent exam last month we were informed we're making good progress and are on the right track.

Our capital levels at March 31, 2006 exceed the levels required by the agreement. Further enhancements to internal controls have been implemented. And the reorganization, which was assisted by two independent consulting experts, has been completed. Our Board also added three additional Independent Directors in the past 18 months, two of whom our CPAs, and the other, the former Chairman of a community bank. The OCC has approved the new branches we have applied for, and again approved our most recent dividend.

In addition, KPMG, our outside independent auditor, gave us an unqualified opinion for Sarbanes-Oxley requirements for the second straight year. We feel YNB is stronger today through our commitment and implementation of enhanced risk management.

The continued execution of our retail strategy is a very important piece of our strategic plan and our financial results. Over the past several quarters the combination of new branches and our popular Simply Better suite of products has resulted in attracting lower-cost core deposits, which has resulted in a gradually increasing net interest margin.

Late in 2005 we opened our second branch in Bucks County, Pennsylvania just across the Delaware River in Morrisville. And in the first quarter of 2006, we opened our first branch in the attractive and rapidly growing Ocean County market. We're very pleased with the rate of new deposits, new accounts, and cross-selling into other products at these two new branches. We hope to open two more branches in the second half of 2006 in Hunterdon County in the towns of Readington and Ringoes. And we are in the advanced planning stages for two branches in Mercer, one in Somerset, and one in Middlesex to further build out those highly attractive counties.

We view the Hunterdon, Somerset and Middlesex markets as great complements to our home Mercer County market. Since our expansion to the northern counties contiguous to Mercer County, we have exceeded $400 million in loan volume, and nearly $300 million in deposits. We already have a number of relationships in these demographically attractive markets, and have been successful recruiting top talent to service and build this segment. While these markets are expected to continue to bring new deposit relationships to YNB, we also believe they represent an opportunity to further diversify our lending base by increasing retail loans.

Pat previously mentioned our further focus on the small-business market. We are developing a suite of products to serve small businesses, and are evaluating the possibility of a credit scoring product for this customer segment, as well as cash management projects that are suitable for small and mid-sized enterprises. We're looking for the small-business marketplace to be a driver of both loan and deposit growth as we move forward. A longtime, well regarded banker with particular expertise in small-business banking has joined the bank to lead this unit.

In summary, we continue to execute our retail strategy. That means opening new branches in new markets, and expanding YNB's geographic footprint, reinforcing our brand image of banking on a more personal level, offering new products and services, and delivering high-quality, personal banking service in a convenient and efficient management. By executing our retail strategy, we believe we can increase market share among customers who value our personal approach and relationship banking philosophy.

As Steve Carman will point out, the retail strategy enables us to attract low-cost core deposits that can in turn fund our commercial loan portfolio. The planned outcome should the improvement in the net interest margin, and should be reflected in bottom line improvement. Pat, back to you.

Patrick Ryan - Yardville National Bancorp - CEO

As most of you know, as part of our orderly growth and development, the Board asked Kevin to take on the position of President in January of this year, in addition to his duties as Chief Operating Officer, while I continue as Chief Executive Officer. This is a key component of a solid structure as we take YNB forward to the next level.

Now I would like to ask our Chief Financial Officer, Steve Carman, to give you a flavor for our numbers.

Stephen Carman - Yardville National Bancorp - CFO

In reviewing first quarter results there are two significant areas I would like to discuss. First is net interest income. Net interest income was up 6.8% for the comparable quarters. A continued positive trend is important for how we generate revenue. Obviously, we follow very closely the level of positive net interest income growth each quarter. As we discussed earlier in this call competition, particularly for deposits has been fierce. The combination of higher-than-expected deposit costs and slower commercial loan growth somewhat constrained the level of net interest income improvement for the quarter.

Our net interest margin, however, remained notably stable, declining only 2 basis points on a linked quarter basis to 3.08%. Our effective tax rate for the first quarter was about 27.7%, principally due to tax strategies implemented in the fourth quarter of 2005. This had a positive effect on earnings in the first quarter. We would expect the tax rate to remain in this area for the remainder of 2006.

Additional factors contributing to our first quarter results were a higher provision for loan losses and noninterest expenses associated with our retail strategy, and to a lesser extent, our proxy contest. Also, we reported no net security gains for the period ended March 31, 2006.

With respect to our 2006 guidance, our general practice is to issue only annual and periodic guidance on anticipated financial performance for the coming year, which we did at the end of January. If and when our internal views differ materially from the annual guidance we provided, we will update that guidance in the form of a press release. As a practical matter, however, we will not comment on our guidance in the context of today's investor teleconference. And we will not be able to answer any questions today on guidance, nor will we comment specifically on our expectations for future financial performance.

Pat, back to you.

Patrick Ryan - Yardville National Bancorp - CEO

For the rest of this year and beyond we intend to move our strategic plan forward so that we are in position to succeed in a period of ongoing market consolidation, bringing our particular brand of relationship banking to a wider audience. We plan to leverage our investments in infrastructure, people, and new branches to drive bottom line performance. And that is what you should be expecting from us.

We remain committed to enhancing shareholder value, and we believe we'll continue to follow this path. Before we open up the call for your questions, I would like to briefly comment on an important matter with respect to our upcoming annual meeting, as we have had many questions on the topic.

As you probably know by now, a small group of dissident shareholders have initiated a proxy contest to elect a slate of nominees to our Board. Our Board and management team have a ten-year track record for creating significant shareholder value. We also have in place a detailed strategic plan that we believe is creating long-term growth and enhancing value for all shareholders. We have an open-minded Board and management team. We have filed and mailed our definitive proxy materials to our shareholders outlining that strategic plan and describing our track record. We believe we have built a Company that continues to have great potential.

We were especially pleased that this morning Institutional Shareholder Services, also known as ISS, recommended to their clients among the major investment funds, mutual funds and fiduciaries throughout the country to vote for YNB's Director nominees. We're very pleased that ISS recognizes YNB's strong track record of growth and value creation, and has recommended that shareholders vote for YNB Director nominees. Like ISS, we believe that there is not a benefit to shareholders in electing the dissident group's nominees. We believe our Board and management team are best suited to continue executing our strategic plan and enhancing long-term shareholder value. And we look forward to moving beyond this costly and counterproductive proxy contest and to continuing the progress we have made to build a stronger future for YNB and all of our shareholders.

That is why our Board of Directors strongly recommend that shareholders support the Board's incumbent Directors by signing, dating and returning the Company's blue proxy card. With that I would like to reemphasize to you that the purpose of today's conference call is to discuss first quarter results. And I would ask that you please confine your questions to that topic. We will not be taking any questions regarding the annual meeting or the proxy contest.

At this time I would like to open the floor to those questions you may have regarding the first quarter results. Steve, Kevin and I will be most happy to answer them for you.

Q U E S T I O N S A N D A N S W E R S

Operator

(OPERATOR INSTRUCTIONS). Joseph Fenech with Sandler O'Neill Asset Management.

Joseph Fenech - Sandler O'Neill Asset Management - Analyst

Sandler O'Neill. Afternoon. First question is for Steve. You guys have done a pretty good job here holding the margin steady the last few quarters. Steve, would you say it is the retail strategy that has helped you most there, because it seems the margin is holding and somewhat better than what we have seen from some of our competitors in the area? Can you talk at all about the outlook for the margin?

Stephen Carman - Yardville National Bancorp - CFO

I think the retail strategy has played a huge part in keeping our net interest margin as you see it for the first quarter. Obviously, as we have been able to open up new branches in new geographic areas, we have been really able to attract a more diverse group of deposits -- core deposits, which definitely has helped keep that net interest margin right around the 3.1% level. And I really don't really have any change to the previous guidance that we gave on our margin earlier this year.

Joseph Fenech - Sandler O'Neill Asset Management - Analyst

Thanks. That's helpful. Guys, it seems most areas came in line with expectations, with the exception of credit. You touched on that one credit that you talked about last quarter. How much this quarter did you write-off related to that credit? Where do we stand on that? If you can talk about the credit outlook generally speaking, that will be helpful.

Patrick Ryan - Yardville National Bancorp - CEO

Yes. The lingering effects of that credit was 1.8 million of the charge-off. And I know from looking at your numbers, you have kind of been projecting charge-offs this year of around 40 basis points. I feel that we should do better than that this year as I look out for the balance of the year. I will also say back to the margin that 45% of our loans are floating-rate loans, so we do get the benefit of the -- of prime rate increases as the Fed has continued to make their rate increase move.

Joseph Fenech - Sandler O'Neill Asset Management - Analyst

Good. Thanks. Do you anticipate any additional losses with that one credit, or is that behind you at this point?

Patrick Ryan - Yardville National Bancorp - CEO

See unfortunately, because it is a contractor, you get caught betwixt and between as to the value of the contract of the jobs they're working on. And that is the real issue that you have to address. And I think we aggressively addressed that in the first quarter. It certainly is winding its way down to fairly well towards the end.

Joseph Fenech - Sandler O'Neill Asset Management - Analyst

Great. Thanks. Steve, the expenses were up, not outside of what we were expecting, but they were still up pretty significantly linked quarter. Can you maybe breakout for us what you consider to be the cost that are more of a non-recurring major, just so we can get a better sense for what the core trend was there?

Stephen Carman - Yardville National Bancorp - CFO

I would say this. When you compare our noninterest expenses on a linked quarter basis there were some onetime events, particularly in the last quarter of 2005, which in essence had a kind of skewed -- the change on a linked quarter basis with the noninterest expense itself. I would expect a little bit less of an increase in noninterest expenses, particularly in the third and fourth quarter. Clearly in the second quarter we are reviewing some of the expense associated with the proxy contest, which could impact the level of what our growth levels will be in noninterest expenses.

Kevin Tylus - Yardville National Bancorp - President, COO

I might add -- it is Kevin -- that we do have tight expense controls in place in some of the variable expenses this year that we can pull the trigger on if we need to. So we do have some contingency plans in that regard.

Operator

Adam Barkstrom with Stifel Nicolaus.

Adam Barkstrom - Stifel Nicolaus - Analyst

First question I was just kind of thinking about, I guess we're hearing pretty consistently, especially in the Northeast, kind of in line with your comments, Pat, pricing and structure -- competition it sounds like. We certainly heard that from -- I guess you guys know the guys in Valley heard that very loud and clear from them as well. I guess in your commentary you mentioned that pipeline trends looked a little better going through the rest of the year. Are terms and pricing starting to lighten up a little bit perhaps, or what is driving the improvement there?

Patrick Ryan - Yardville National Bancorp - CEO

We look for increased outstandings primarily from our quality core relationship borrowers. Some of it can be seasonal as you get into a little bit more of the construction season, if you will. We are very fortunate to have a number of quality commercial real estate, and some residential real estate borrowers that have afforded us good loan opportunities and reasonable pricing over these past many years.

Adam Barkstrom - Stifel Nicolaus - Analyst

The agreement with the SEC sounds like you guys were making some pretty solid progress in that. What is the best case scenario -- if you guys do everything that was outlined in there, what is the best case to scenario when that might get lifted?

Patrick Ryan - Yardville National Bancorp - CEO

I'm going to let Kevin Tylus handle that. He has done an excellent job of overseeing that area for us internally here at the bank.

Kevin Tylus - Yardville National Bancorp - President, COO

Unfortunately, I don't know that I can give you a great answer on that. When we went into this, and as I mentioned earlier, we do have excellent and constructive dialogue on an ongoing basis with the OCC. And if you look at the timing, the agreement went in place August 31 of '05. It is highly unlikely that an organization can even do what they need to do in say less than a year. So I think we went into it with our eyes open that it will be at least a year. I think we would feel very good if sometime between a year and 18 months, let's say. But I think more practically speaking it may take the OCC to feel comfortable that not only have we done everything, but it has been tested often enough to know that in fact everything is working as it needs to work, and we intend it to work. Which may put us out to the end of the next exam, which would be another say ten months from now, let's say. We don't have a specific data in mind, but I think we would be happy anywhere in that corridor. And we are optimistic with the feedback we've gotten around the progress to date, and we just have to stay with it, and we are committed to do so.

Adam Barkstrom - Stifel Nicolaus - Analyst

Now are you guys just on an annual exam cycle or do you have interim visits as well?

Kevin Tylus - Yardville National Bancorp - President, COO

We have an annual exam, but I think as has been customary, the team usually comes in roughly the August timeframe. They are in touch with us periodically throughout the year. And we have the opportunity to update them quarterly on the progress. It is not like we have to sit and wait. We do have frequent dialogue.

Adam Barkstrom - Stifel Nicolaus - Analyst

Not to fixate on this, I was just curious, the annual exam cycle, they come in in August?

Kevin Tylus - Yardville National Bancorp - President, COO

No, no. It is a January exam.

Adam Barkstrom - Stifel Nicolaus - Analyst

I know you said they just finished, correct?

Kevin Tylus - Yardville National Bancorp - President, COO

Yes, they did. But it is an annual exam. So say it goes on for eight weeks, but then there is usually an interim visits for just two weeks in roughly the August timeframe. But the additional benefit we have under the agreement is we can update them quarterly on progress.

Operator

David Homler with Oppenheimer & Co.

David Homler - Oppenheimer & Co. - Analyst

I was hoping you guys could give us a little more color in terms of the deposit pricing in your markets. You mentioned it is becoming quite aggressive there, and we have been hearing the same thing from a lot of your competitors. I was wondering if you guys had any more info for us.

Kevin Tylus - Yardville National Bancorp - President, COO

It is Kevin. We are seeing in this market I think what has been relatively consistently being reported in other markets too, which is more of a higher priced CD market. Anywhere from the 10, 11 month to 18 month range seems to be the most popular. In the first quarter we avoided playing that pricing up game on the CDs, watched our liquidity carefully. And in fact we're very pleased with a money market product that we introduced that allowed us to price that anywhere in the range of 50 to 75 basis points below what the CD rates were. And we were very pleased with about $25 million moving to that product in just a couple of week period. We were very pleased that we were able to meet some liquidity needs at better pricing in the CD market. But it is something we watch carefully. It is in the short-term probably not something that is going to go away. But so far we have done well staying below that trend.

Operator

Laura Kelly with Menton Capital.

Laura Kelly - Menton Capital - Analyst

As you are aware, there was another transaction in your market recently. And if we apply those kind of metrics to your franchise, it would imply a value of somewhere in the mid-40s. In the context of year strategic plan, how long do you think it would take you to get there organically? And also in the context of your Board's record of returning shareholder value and their open-mindedness, could you just clarify for me their willingness to realize that franchise value if the opportunity presented itself?

Patrick Ryan - Yardville National Bancorp - CEO

It is Pat. As you know from visits we've had recently, we feel the opportunity over this year and 2007 to further enhance shareholder value is by eliminating the OCC agreement, continuing to diversify our income sources so we are less reliant on one -- just one major income source, if you will, and further developing our retail banking strategy to lower our cost of funds and improving our net interest margin. That is the direction the Board has given us to accomplish those goals over 2006 and 2007. And clearly, we feel by doing that, that we're going to enhance shareholder value for our entire community.

I can't get into any specific numbers, because we don't have any to work with, or none has been brought up, but that is what I call short-term goals for Yardville National Bank.

Laura Kelly - Menton Capital - Analyst

So looking at sort of a two-year timeframe here?

Patrick Ryan - Yardville National Bancorp - CEO

Yes, that is our real focus. And with those three key items, if we accomplish those three goals, very honestly, we think we're going to continue to move the value of the bank upward.

Kevin Tylus - Yardville National Bancorp - President, COO

At this time we would like to ask for one more question please.

Operator

Adam Barkstrom with Stifel Nicolaus.

Adam Barkstrom - Stifel Nicolaus - Analyst

Sorry, I got cut off a minute ago. It gets kind of loud around here, and I put the phone on mute as you moved on. I had a couple of -- it is Friday afternoon, and we're kind of toward the end of earning season here, so we're all a little bit ready to get out of here. But anyway, I wanted to ask Steve -- you touched on the tax rate for '06, first quarter in particular. You said for '06, it is going to run kind of around that level for the remainder of the year. And you mentioned some tax strategies. Can you give us some color, I mean what did you put in place? And that is seemingly a pretty effective tax strategy to knock it down that much for the remainder of the year.

Stephen Carman - Yardville National Bancorp - CFO

I would -- to just clarify the number, we expect our tax rate is going to be between 27.75% to 28%. It really has to do with strategies we have implemented to incur state tax savings, which took place at the end of the fourth quarter of 2005.

Adam Barkstrom - Stifel Nicolaus - Analyst

You guys may have mentioned this early as well, but the personnel expenses, could you give us more color, the linked quarter expansion there?

Patrick Ryan - Yardville National Bancorp - CEO

You're fading out there.

Adam Barkstrom - Stifel Nicolaus - Analyst

The personnel expenses, and again you may have touched on this and I missed it. But the sequential quarter increase in personnel expenses for the first quarter, what was driving that?

Stephen Carman - Yardville National Bancorp - CFO

Part of that variance was the fact that in the last quarter of 2005 we had some reductions in salary expense associated with reductions in the cost of our SERP and also bonus expenses as well. And that is why you see the -- sort the variance base you see in a linked quarter basis from the fourth quarter '05 (multiple speakers).

Adam Barkstrom - Stifel Nicolaus - Analyst

Kind of a normalized growth over third quarter is what you're saying?

Stephen Carman - Yardville National Bancorp - CFO

That is correct.

Patrick Ryan - Yardville National Bancorp - CEO

At this time I would like to thank everybody who participated in the call with us. And we look forward to talking with you again next quarter. Thank you.

Operator

This does conclude today's teleconference. Thank you for your participation. And you may disconnect your lines at this time.

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